EXHIBIT 99.1

                ESI Announces Change in Fiscal Year End


    PORTLAND, Ore.--(BUSINESS WIRE)--July 3, 2007--Electro Scientific Industries, Inc. (Nasdaq: ESIO), a leading provider of world-class photonic and laser systems for micro-engineering applications, today announced that its Board of Directors approved a change in reporting periods that results in a financial year-end on the Saturday nearest March 31. Prior to this change, ESI's fiscal year-end occurred in May. This change was implemented to align ESI's reporting periods with peer companies.

    This change will be effective for fiscal 2008, which will represent a 10 month period ending on March 29, 2008. Financial releases for interim periods during fiscal 2008 will cover the periods ending September 29, 2007 and December 29, 2007.

    About ESI, Inc.

    ESI is a pioneer and leading supplier of world-class photonics and laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company's industry-leading, application-specific products enhance electronic-device performance in three key sectors -- semiconductors, components and electronic interconnect -- by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.


    CONTACT: ESI
             Chris Butterfield, 503-672-5760